Exhibit 4.9

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1 Name and Address of Company

IMRIS Inc. (“IMRIS” or the “Company”)

100-1370 Sony Place

Winnipeg, Manitoba

R3T 1N5

Item 2 Date of Material Change

February 4, 2010

Item 3 News Release

A press release was disseminated by Canada NewsWire on February 4, 2010 from Winnipeg, Manitoba and is attached as Exhibit “A” to this report.

Item 4 Summary of Material Change

The Company announced that it has entered into a definitive agreement to acquire NeuroArm Surgical Limited (“NASL”), a privately held company based in Calgary, Alberta, and its magnetic resonance-compatible neurosurgical robot.  IMRIS has also entered into a memorandum of understanding with MacDonald Dettwiler and Associates Limited (“MDA”) to create the next generation of the technology.

IMRIS will issue 1.6 million common shares as consideration for the acquisition of NASL, including the technology, patents and associated intellectual property.

Item 5 Full Description of Material Change

For further details, please see the attached news release.

Item 6 Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

Item 7 Omitted Information

N/A

Item 8 Executive Officer

Kelly McNeill, Chief Financial Officer of the Corporation, is knowledgeable about the material change and this report and his business telephone number is (204) 480-7090.

Item 9 Date of Report

February 10, 2010

EXHIBIT “A”

TO MATERIAL CHANGE REPORT

FOR IMMEDIATE RELEASE

IMRIS to Acquire MR-Compatible Surgical Robot Technology

— MacDonald, Dettwiler to Partner with IMRIS on Next Generation Surgical Robot —

Winnipeg, Manitoba, February 4, 2010  (TSX: IM) — IMRIS Inc. (“IMRIS” or the “Company”) today announced that it has entered into a definitive agreement to acquire NeuroArm Surgical Limited (“NASL”), a privately held company based in Calgary, Alberta, and its magnetic resonance-compatible neurosurgical robot.  The companies expect to close the transaction no later than February 8, 2010, subject to the satisfaction of customary closing conditions.  IMRIS has also entered into a memorandum of understanding with MacDonald Dettwiler and Associates Limited (“MDA”) to create the next generation of the technology.

The robotic surgery system is designed to perform microsurgery and biopsy-stereotaxy applications on the brain with unprecedented precision. To management’s knowledge, it is the only surgical robot in the world that a surgeon can use together with a magnetic resonance (MR) scanner in the operating room.

“This acquisition will deepen IMRIS’s offering of image guided therapy solutions, by bringing surgical robotics together with MR imaging,” said David Graves, IMRIS Chief Executive Officer.  “This technology offers the potential to increase neurosurgical precision and contribute to less invasive procedures.”

IMRIS will issue 1.6 million common shares as consideration for the acquisition of NASL, including the technology, patents and associated intellectual property.  IMRIS and MDA will work together to commercialize the technology.  MDA, a world leader in robotics and developer of the Canadarm, played a key role in creating the current NASL robotic surgery system.

“We have developed three generations of robotic systems for the International Space Station — expertise that was instrumental in the development of the first NeuroArm,” said Steve Oldham, MDA’s Vice President responsible for this business.  “We are very pleased that IMRIS’s vision for surgical robotics under MR guidance utilizes MDA’s technology.  We believe that by combining IMRIS’s expertise in developing unique image guided therapy solutions with MDA’s advanced robotics capabilities, we are bringing together all of the right elements to achieve this vision.”

The system features two robotic arms that can manipulate MR-compatible tools at microscopic scale from a remote workstation.  The surgeon sees detailed three-dimensional images of the brain and surgical tools, and uses hand controllers equipped with enhanced touch sensation that allows the surgeon to ‘feel’ very small anatomy through the robotic arms and surgical tools.

The first generation robot was developed at the University of Calgary and is currently being used to perform neurosurgical procedures within an IMRISneuro suite at Calgary’s Foothills Hospital.  At closing of the acquisition, IMRIS will enter into a collaboration agreement with the University of Calgary to leverage its clinical setting and data through development of the next generation of the technology.

“With the same disciplined approach we have consistently applied in building our business, we are acquiring a proven technology with tremendous potential applications,” Mr. Graves said.  “Combining IMRIS’s expertise with MDA’s leading edge robotics capabilities positions us well to bring this exciting new technology to medical practitioners to enhance outcomes for their patients.”

Analyst Conference Call Today

IMRIS will host a conference call to discuss the announced acquisition of NASL today at 9:30 a.m. ET.  Following management’s presentation, there will be a question-and-answer session for analysts and institutional investors.  To participate in the teleconference, please call 416-644-3416 or 877-974-0450 (conference code 4216139).  To access the live audio webcast, please visit IMRIS’s website at www.imris.com.  A taped rebroadcast will be available to listeners following the call until midnight (ET) on February 11, 2010.  To access the rebroadcast, please call 416-640-1917 or 877-289-8525 and enter passcode 4216139#.The webcast will also be archived on IMRIS’s website.

About IMRIS

IMRIS (TSX: IM) is a global leader in providing image guided therapy solutions.  These solutions feature fully integrated surgical and interventional suites that incorporate magnetic resonance, fluoroscopy and computed tomography to deliver on demand imaging during procedures. The Company’s systems serve the neurosurgical, cardiovascular and neurovascular markets and have been selected by leading medical institutions around the world.

About MacDonald, Dettwiler and Associates Ltd. (MDA)

MDA provides advanced information solutions that capture and process vast amounts of data, produce essential information, and improve the decision making and operational performance of business and government organizations worldwide. Focused on markets and customers with strong repeat business potential, MDA delivers a broad spectrum of information solutions, ranging from complex operational systems, to tailored information services, to electronic information products. MDA employs more than 3,200 people in locations across the United States, the United Kingdom, and Canada. The Company’s common shares trade on the Toronto Stock Exchange under the symbol TSX:MDA.

Forward-Looking Statements

This press release contains and refers to forward-looking information based on current expectations. In some cases, forward-looking statements can be identified by terminology such as “will”, “anticipate”, “may”, “expect”, “believe”, “prospective”, “continue” or the negative of these terms or other similar expressions concerning matters that are not historical facts.  These statements should not be understood as guarantees of future performance or results. Such statements involve known and unknown risks, uncertainties and other factors, including the ability of the parties to satisfy all of the closing conditions to complete the transaction, our ability to successfully develop the next generation of the NeuroArm technology, our ability to commercialize the NeuroArm system and our reliance on our strategic partners including MDA and the University of Calgary, that may cause actual results, performance or achievements to be materially different from those implied by such statements.  Additional factors are discussed in our materials filed with the securities regulatory authorities from time to time.  Although such statements are based on management’s reasonable assumptions, there can be no assurance that actual results will be consistent with such statements. Forward-looking statements are subject to significant risks and uncertainties, and other factors that could cause actual results to differ materially from expected results.  These forward-looking statements are made as of the date hereof and except as may be required by applicable law or stock exchange regulations, the Company assumes no responsibility to update or revise them to reflect new events or circumstances.

For further information, please contact:

Brad Woods
Director Investor Relations
& Corporate Communications
IMRIS Inc.
Tel: 204-480-7094
Email: bwoods@imris.com